UNITED STATES OF AMERICA 108 FERC P. 62,236
                      FEDERAL ENERGY REGULATORY COMMISSION


Allegheny Energy, Inc.                                   Docket No. EC04-135-000
Allegheny Energy Supply Company, LLC


                        ORDER AUTHORIZING DISPOSITION OF
                            JURISDICTIONAL FACILITIES

                           (Issued September 15, 2004)

          On July 26, 2004, Allegheny Energy, Inc. (Allegheny) and Allegheny Energy Supply Company, LLC (AE Supply) (collectively, Applicants) filed a joint application pursuant to section 203 of the Federal Power Act (FPA)1 requesting Commission authorization to sell to Buckeye Power Generating, LLC (Buckeye Generating): (1) securities reflecting Allegheny's 9 percent ownership interest in the Ohio Valley Electric Corporation (OVEC), (2) AE Supply's approximately 203 megawatt (MW) interest in an Amended and Restated Inter-Company Power Agreement (Amended ICPA) among OVEC, AE Supply and OVEC's other sponsoring companies, and (3) if certain conditions are triggered, to assign AE Supply's entitlement to this capacity to Buckeye Generating under the current Inter-Company Power Agreement among these parties (ICPA).

          AE Supply, a Delaware limited liability corporation, is a subsidiary of Allegheny, a registered holding company under the Public Utility Holding Company Act of 1935. AE Supply is a power marketer authorized by the Commission to sell power at market-based rates, and has no franchised service territory. AE Supply owns and operates electric generation facilities and markets power in competitive wholesale and retail markets, both directly and indirectly through its subsidiaries.

          Buckeye Generating is an Ohio limited liability company and a wholly-owned subsidiary of Buckeye Power, Inc. (Buckeye Power), an Ohio non-profit corporation and generation and transmission cooperative. Buckeye Power produces, procures, and provides for the transmission of electric power and energy for its 25 member distribution cooperatives.2 Buckeye Generating was created for the sole purpose of acquiring Allegheny's ownership interest in OVEC and AE Supply's entitlement to capacity and energy under the Amended ICPA ( and,

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1         16 U.S.C. ss. 824b (2000).

2 Applicants note that Buckeye Power is financed, in part, by the Rural Utilities Service (RUS) and, therefore, is not subject to the Commission's jurisdiction under the FPA.


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under certain conditions, the ICPA) in order to resell such power to Buckeye
Power for resale to Buckeye Power's member cooperatives.3 Buckeye Generating currently does not own or operate any facilities subject to Commission's jurisdiction. Buckeye Power owns two of the three coal-fired generating units in the Cardinal Generating Station at Brilliant, Ohio (Units Nos. 2 and 3 with generating capacities of 600 MWs and 630 MWs, respectively) and has the right to approximately 1,066 MWs of such capacity, plus additional capacity and related energy under a so-called capacity banking arrangement with Ohio Power Company (Ohio Power) that is expected to expire no later than the summer of 2006, when the approximately 9,790 MW-months of capacity which remain in the bank as of June 30, 2004, will have been used by Buckeye Power to meet its projected load. Buckeye Power currently satisfies approximately 290 MWs of its capacity requirements from the capacity bank. Buckeye Power also obtains on behalf of its electric distribution cooperative members approximately 55 MWs of preference hydropower produced by the New York Power Authority. Commencing in 2006, pursuant to a purchased power agreement with its affiliate, National Power Cooperative, Inc. (National), Buckeye Power will purchase all of National's 80 percent entitlement to electric power and energy from the Robert P. Mone Generating Plant near Van Wert, Ohio, which National owns and which contains three natural gas and oil-fired combustion turbines with a combined nominal capacity of 510 MWs.4

          Pursuant to a Stock Purchase and ICPA Assignment Agreement among Allegheny, AE Supply and Buckeye Generating, Allegheny proposes to sell Buckeye Generating securities evidencing Allegheny's 9 percent ownership interest in OVEC, and AE Supply proposes to sell to Buckeye Generating its entitlement to the output of OVEC's generating facilities under the Amended ICPA5 to be effective on March 13, 2006. If certain conditions are triggered, Buckeye Generating may be entitled under the Stock Purchase and ICPA Assignment Agreement to obtain AE Supply's entitlement to 9 percent of OVEC's capacity and energy prior to March 13, 2006, under the current ICPA. Among other things, the amendment extends the term of the existing ICPA for 20 years from its expiration date of March 12, 2006. OVEC currently owns and operates approximately 2,365 MWs


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3         According to the application, Buckeye Generating will finance the OVEC transaction 100 percent with capital obtained from private sources.

4 According to the application, this power is used primarily for peak-shaving purposes. Ohio Power is currently entitled to 100 percent of the capacity of the Robert P. Mone Generating Plant, and will be entitled to 20 percent upon commencement of National's 80 percent entitlement in 2006. National is financed 100 percent by the RUS and, therefore, is also not subject to the Commission's jurisdiction under the FPA.

5 VEC filed the Amended ICPA with the Commission on July 16, 2004, in Docket No. ER04-1026-000.


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of coal-fired generating capacity located in Ohio and Indiana.6 AE Supply's 9 percent entitlement to the output of OVEC's generating capacity under the existing ICPA and the Amended ICPA is approximately 203 MWs.

          Applicants state that the proposed transaction is consistent with the public interest and will not adversely affect competition, rates or regulation. With respect to competition, Applicants assert that the proposed transaction does not raise horizontal or vertical market power concerns because the acquisition of approximately 203 MWs, when combined with Buckeye Power's existing approximately 1,400 MWs of combined generating capacity entitlement in Ohio is de minimis, and represents less than one percent of the approximately 28,000 MWs of total generating capacity in Ohio.7 With respect to vertical market power Applicants states that the transaction does not involve a single corporate entity obtaining ownership or control over one or more merging entities that provides inputs to electricity products and one or more merging entities that provides electric generation products. In addition, Applicants note that Buckeye Generating intends to sell the entire entitlement to power under the ICPA to Buckeye Power, which in turn intends to use the entire entitlement to meet the need of its electric distribution cooperative members.

          With regard to the effects on rates, Applicants state that the proposed transaction will have no affect on rates because Buckeye Generating is purchasing Allegheny's and AE Supply's ownership interest in OVEC and the Amended ICPA (or, under certain circumstances, the ICPA) to serve the electric energy needs of Buckeye Power's member cooperatives.

          With respect to regulation, Applicants state that the proposed transaction will not adversely affect regulation. Applicants also state that OVEC has filed the Amended ICPA for acceptance by the Commission and Buckeye Generating intends to file its agreement to sell power to Buckeye Power with the Commission. Thus, the Commission will retain jurisdiction over power sales associated with AE Supply's and OVEC's entitlement in the future. Applicants note that they are not required to obtain any state commissions approvals in connection with the proposed transaction.

          The filing was noticed on August 3, 2004, with comments, protests, or interventions due on or before August 16, 2004. None were received. Notices of intervention and unopposed timely filed motions to intervene are granted

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6         OVEC's generation includes (1) the 1,075 MW Kyger Creek Plant located in Cheshire, Ohio and the 1,290 MW Clifty Creek Plant in Madison, Indiana.

7 According to the application, Buckeye Power's approximately 1,400 MWs of combined generating capacity entitlements in Ohio will be reduced to approximately 1,120 MWs upon expiration of the capacity bank, and increased by approximately 400 MWs upon commencement of Buckeye Power's right to capacity and energy from the Robert P. Mone Plant.


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pursuant to the operation of Rule 214 of the Commission's Rules of Practice and
Procedure (18 C.F.R. ss. 385.214). Any opposed or untimely filed motion to intervene is governed by the provisions of Rule 214.

          After consideration, it is concluded that the proposed transaction is consistent with the public interest and is authorized, subject to the following conditions:

          (1) The proposed transaction is authorized upon the terms and conditions and for the purposes set forth in the application;

          (2) The foregoing authorization is without prejudice to the authority of the Commission or any other regulatory body with respect to rates, service, accounts, valuation, estimates or determinations of costs, or any other matter whatsoever now pending or which may come before the Commission;

          (3) Nothing in this order shall be construed to imply acquiescence in any estimate or determination of cost or any valuation of property claimed or asserted;

          (4) The Commission retains authority under sections 203(b) and 309 of the FPA to issue supplemental orders as appropriate; and

          (5) Applicants shall notify the Commission within 10 days of the date that the disposition of the jurisdictional facilities has been consummated.

          This action is taken pursuant to the authority delegated to the Director, Division of Tariffs and Market Development - West, under 18 C.F.R. ss.
375.307. This order constitutes final agency action. Requests for rehearing by the Commission may be filed within 30 days of the date of issuance of this order pursuant to 18 C.F.R. ss. 385.713.




                              Jamie L. Simler
                                    Director
                              Division of Tariffs and Market Development - West



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